ERNST & YOUNG LLP
Ernst & Young LLP Chartered Accountants Pacific Centre 700 West Georgia Street P.O. Box 10101 Vancouver, BC V7Y 1C7	Phone (604) 891-8200 Fax (604) 643-5422

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 3, 2005, in Amendment No. 1 to the Registration Statement and the related Prospectus of Torrent Energy Corporation for the registration of up to 14,150,000 shares of its common stock.

/s/ Ernst & Young LLP
Vancouver, British Columbia, Canada	Chartered Accountants

November 9, 2005

A Member of Ernst & Young Global